UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2009

MULTI-FINELINE ELECTRONIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50812	95-3947402
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3140 East Coronado Street

Anaheim, CA 92806

(Address of Principal Executive Offices) (Zip Code)

(714) 238-1488

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 24, 2009, Multi-Fineline Electronix (Suzhou) Co., Ltd. (“MFLEX Suzhou”), a subsidiary of Multi-Fineline Electronix, Inc., Beijing Shiyuan Xida Construction and Technology Company (“Contractor”), organized and existing under the laws of the People’s Republic of China and Contractor’s parent company, China Electronics Engineering Design Institute, organized and existing under the laws of the People’s Republic of China (“Guarantor”) entered into an Engineering, Procurement and Construction/Turn Key Project Agreement for the construction of the MFC3 manufacturing facility in Suzhou, China (the “Agreement”).

Pursuant to the Agreement, Contractor shall design, execute, complete and test the facility in conformity with MFLEX Suzhou’s specifications, including, without limitation, certain quality assurance, maintenance and defect remediation requirements, all as detailed in the Agreement. Completion of the construction is currently scheduled for March 2010. MFLEX Suzhou is entitled to liquidated damages ranging from 0.03%/day to 0.05%/day of the contract price for a delay in completion beyond two weeks, subject to certain exceptions. Contractor may request an extension in the event of delays relating to various events, including, force majeure, exceptionally poor sub-surface conditions at the site, governmental stoppage and delayed payment, among other events. Additionally, MFLEX Suzhou may suspend or delay construction at its discretion. The term of the Agreement commenced on April 24, 2009 and continues for three-hundred and sixty-five (365) days following completion of construction, subject to earlier termination.

The Agreement provides for aggregate fees of RMB 163.9 million (approximately U.S. $24 million, based on an exchange rate of RMB 6.835 to U.S. $1), which shall be paid in monthly progress payments beginning in May 2009 and continuing until completion of construction. Monthly payments range from RMB 4.7 million to RMB 18.8 million (approximately U.S. $0.7 million to U.S. $2.75 million, based on an exchange rate of RMB 6.835 to U.S. $1) based on the work scheduled to be performed during the applicable period. The costs are subject to increase if prices of essential construction materials increase by more than 10% over the applicable prices in March of 2009. Contractor is obligated to deliver to MFLEX Suzhou monthly progress reports providing a detailed description of progress of construction and costs associated with such construction, among other items. A down payment of RMB 9.8 million (approximately U.S. $1.4 million, based on an exchange rate of RMB 6.835 to U.S. $1) was required by MFLEX Suzhou upon execution of the Agreement. As security for performance under the Agreement, Contractor is required to deliver a performance bond in the amount of 10% of the contract price. In addition, Guarantor has guaranteed Contractor’s performance under the Agreement.

MFLEX Suzhou may terminate the Agreement on fourteen (14) days notice (1) in its discretion; (2) upon an uncured breach by Contractor; (3) if Contractor becomes bankrupt, insolvent or goes into liquidation; or (4) upon unauthorized assignment of the Agreement by Contractor. Contractor may terminate the Agreement on fourteen (14) days notice (1) upon an uncured breach, including failure to timely make scheduled payments; (2) if MFLEX Suzhou becomes bankrupt, insolvent or goes into liquidation; or (3) following a prolonged suspension of work under the Agreement.

The Agreement also provides that Contractor shall indemnify MFLEX Suzhou for all claims relating to the construction of the facility, subject to certain limitations. Any disputes between the parties shall be resolved through final and binding arbitration. The Agreement shall be governed and interpreted in accordance with the laws of The People’s Republic of China.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement filed as Exhibit 10.50 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.50	Engineering, Procurement and Construction/Turn Key Project Agreement by and among Multi-Fineline Electronix (Suzhou) Co., Ltd., Beijing Shiyuan Xida Construction and Technology Company, and China Electronics Engineering Design Institute, dated April 24, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Multi-Fineline Electronix, Inc.,
a Delaware corporation

Date: April 29, 2009	By:	/s/ Reza Meshgin
Reza Meshgin
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.50	Engineering, Procurement and Construction/Turn Key Project Agreement by and among Multi-Fineline Electronix (Suzhou) Co., Ltd., Beijing Shiyuan Xida Construction and Technology Company, and China Electronics Engineering Design Institute, dated April 24, 2009